EXHIBIT 99.1

Knight Energy Commences Production on its Jackson Property Natural Gas Well in Stephens County, Texas.

DALLAS, November 7, 2007 (Vintage Newswire) – Knight Energy Corp. (“Knight Energy”), (OTC: KNEC) has commenced production on its Jackson Property natural gas well located on its 160-acre property in Stephens County, Texas. The Jackson #1 Well has been producing high quality natural gas for the last week and has been averaging in excess of 300 mcf of gas per day. Knight Energy plans to drill additional wells on this property in the near future.

Knight Energy is also drilling additional wells on some of its other properties, and it expects to announce the results of these efforts in the near future.

William J. Bosso, Chief Executive Officer of Knight Energy, commented, "We are pleased that Knight Energy is placing another revenue producing well on line.”

About Knight Energy Corp.

Knight Energy Corp. was formed in March 2006 for the purpose of operating and developing energy related businesses and assets. Shortly thereafter, Knight acquired an independent oil and gas services company, Charles Hill Drilling, Inc., which owned a 100% working interest in a 160-acre oil and gas lease in Stephens County, Texas, a drilling rig and other oil and gas equipment. The Company has leased an additional 400 acres that run contiguous to its 160-acre lease, and it has the right of first refusal on approximately 3,100 more acres in the same area.

In November 2006, the Company leased approximately 1,000 acres for oil and gas exploration in the Salt Creek Prospect area of Oklahoma. The Company is currently reviewing further acquisitions and investments in the oil and gas industry as well as other energy related businesses and assets. Additional information can be found by visiting Knight’s website at www.knightenergycorp.com.

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining oil and gas prices, other economic factors and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov). The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Contacts

Knight Energy Corp.
William J. Bosso, 770-777-6795
wbosso@knightenergycorp.com
www.knightenergycorp.com

© 2007 Knight Energy Corp. All rights reserved.